Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of Unitrin, Inc.:

We consent to incorporation by reference in Registration Statements 33-47530, 33-58300, 333-4530, 333-38981, 333-86935, 333-76076 and 333-87898 on Form S-8 and 333-87866, on Form S-3 of Unitrin, Inc. of our report dated January 31, 2002, relating to the consolidated statements of income, cash flows, and shareholders’ equity and comprehensive income of Unitrin, Inc. and subsidiaries and related financial statement schedules for the year ended December 31, 2001, which reports appear or are incorporated by reference in the December 31, 2003 Annual Report on Form 10-K of Unitrin, Inc.

/s/    KPMG LLP

Chicago, Illinois

January 28, 2004